Exhibit 99.1

Virco Reports Record 3rd Quarter and YTD Results
•Net Income increased 29% on 9% Growth in Sales compared to prior year
•Company Declares Regular Quarterly Dividend
•Board Authorizes $5 Million Share Repurchase

TORRANCE, CALIFORNIA, December 8, 2023 - Virco Mfg. Corporation (NASDAQ: VIRC) reported financial results for the third quarter ended October 31, 2023, as well as the reinstatement of a quarterly dividend of $0.02 per share and a $5,000,000 open market share repurchase program.

For the third quarter ended October 31, 2023, sales increased to $84,252,000 compared to $77,395,000 in the same period of the prior year. Gross margin improved to 45.4% from 39.8%. SG&A as a percent of sales decreased slightly to 27.9% versus 28.4% in the prior year. Operating Income grew 67.1%, to $14,706,000 versus $8,800,000 in the same period last year. Interest expense was up slightly to $765,000 from $567,000. Net income improved 29% to $10,160,000 from $7,875,000.

For the nine months ended October 31, 2023, sales increased 17.8% to $226,516,000 from $192,276,000 in the same period of the prior year. YTD Gross margin improved to 44.1% versus 37.6%. SG&A as a percent of sales declined slightly to 28.8% versus 29.7% in the prior year, despite an increase in the proportion of orders requiring full service. This improvement was due to efficiencies of coordination between the Company’s domestic U.S. factories and its logistics and field service teams. Operating income for the first nine months more than doubled, from $15,230,000 last year to $34,648,000 this year. Interest expense was $2,560,000 or 1.1% of revenue versus $1,692,000 or 0.9% of revenue in the same period of the prior year, reflecting higher interest rates and slightly higher financing of inventories and accounts receivable during the Company’s peak delivery season in summer.

For the three and nine month periods ended October 31, 2023 the effective tax rate increased materially due to the recording of a valuation allowance needed for federal deferred tax assets and certain state net operating loss carryforwards which commenced in the fourth quarter of fiscal year ended January 31, 2022 and continued through the period ended October 31, 2022. The increase in the effective tax rates was primarily due to the reversal of the valuation allowance at January 31, 2023.

Management’s preferred measure of business momentum: YTD shipments + the unshipped backlog (“Shipments + Backlog”), stood at $268,067,000 on October 31, 2023. This compares to $151,905,000 at the low point of the pandemic on October 31, 2020. Since that low point, Shipments + Backlog has grown 76% without additional borrowing or capital infusion. Management attributes this strong organically-funded growth to the intrinsic efficiencies of the Company’s domestically-based, vertically-integrated business model, as well as the resilience of the markets for public and private school furniture.

Thanks to these strong results, Virco’s Board of Directors has re-instated a quarterly dividend of $0.02 per share, payable to shareholders of record as of December 22, 2023, payable January 10, 2024. In addition, the Board has authorized an open-market share repurchase program of up to $5,000,000. In combination with share price appreciation, these actions will re-establish the balanced portfolio of shareholder returns that allows individual shareholders to choose the return(s) that allows individual shareholders to share in the benefits of current income plus capital appreciation.

Support for in-person education is being reflected in robust funding across many domains, including state and local funding for public schools, federal support for particular earmarked activities such as pre-K programs and expanded foodservice, as well as continued growth in support for charter schools and private/parochial schools. Support is also well distributed geographically, with strong revenue growth in both California and Florida.

Commenting on the Company’s strong results, Virco CEO and Chairman Robert Virtue said: “I’m very happy that we are able restore a dividend and launch an open-market share repurchase program. This speaks to the strength of our recovery after the pandemic and speaks as well to the renewed appreciation many people have for in-person education. We take our role as a supplier of welcoming and supportive educational environments very seriously. To be able to share our success in this important work with our loyal shareholders is very gratifying.”

Virco President Doug Virtue elaborated: “The fact that we’ve been able to support a 76% expansion in business activity from the depths of the pandemic, without the need for additional debt or capital, is a direct reflection of the inherent efficiencies of our domestically based business model, which includes a full suite of services from project layout and design to final installation and clean-up. The expansion of these services across our entire product line has stabilized our revenue and allowed us to be true partners with educators. It’s also led to a level of success that has allowed us to reward our employees for their extraordinary dedication.”

Contact:
Virco Mfg. Corporation
(310) 533-0474
Robert A. Virtue, Chairman and Chief Executive Officer
Doug Virtue, President
Robert Dose, Chief Financial Officer

Non-GAAP Financial Information

This press release includes a statement of shipments plus unshipped backlog as of October 31, 2023 compared to the same date in the prior fiscal years. Shipments represent the dollar amount of net sales actually shipped during the period presented. Unshipped backlog represents the dollar amount of net sales that we expect to recognize in the future from sales orders that have been received from customers in the ordinary course of business. The Company considers shipments plus unshipped backlog a relevant and preferred supplemental measure for production and delivery planning. However, such measure has inherent limitations, is not required to be uniformly applied or audited and other companies may use methodologies to calculate similar measures that are not comparable. Readers should be aware of these limitations and should be cautious as to their use of such measure.

Statement Concerning Forward-Looking Information

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: our future financial results and growth in our business; business strategies; market demand and product development; estimates of unshipped backlog; order rates and trends in seasonality; product relevance; economic conditions and patterns; the educational furniture industry generally, including the domestic market for classroom furniture; cost control initiatives; absorption rates; declaration of dividends in future periods; and supply chain challenges. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: uncertainties surrounding the long-term effects of the COVID-19 pandemic; changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2023, our Quarterly Reports on Form 10-Q, and other reports and material that we file with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates. There can be no assurance that the Company will declare and pay dividends in future periods.

Repurchases of common stock under the share repurchase program may be made at management’s discretion from time to time through open market purchases, in privately negotiated transactions, or by other means, including through the use of trading plans intended to qualify under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, in accordance with applicable securities laws and other restrictions. The timing and total amount of stock repurchases will depend upon business, economic and market conditions, corporate, legal and regulatory requirements, prevailing stock prices, trading volume, and other considerations. The repurchase program has no time limit and may be suspended for periods or discontinued at any time. The Company expects to utilize its existing cash and cash equivalents to fund repurchases under the share repurchase program.

Financial Tables Follow

Virco Mfg. Corporation
Unaudited Condensed Consolidated Balance Sheets

	10/31/2023	1/31/2023	10/31/2022
	(In thousands)

Assets
Current assets
Cash	$4,887	$1,057	$2,175
Trade accounts receivables, net	33,029	18,435	28,028
Other receivables	27	68	102
Income tax receivable	—	19	106
Inventories	58,931	67,406	57,465
Prepaid expenses and other current assets	1,961	2,083	1,671
Total current assets	98,835	89,068	89,547
Non-current assets
Property, plant and equipment
Land	3,731	3,731	3,731
Land improvements	694	686	686
Buildings and building improvements	51,498	51,310	51,459
Machinery and equipment	116,695	113,662	114,762
Leasehold improvements	976	983	1,012
Total property, plant and equipment	173,594	170,372	171,650
Less accumulated depreciation and amortization	138,650	135,810	136,998
Net property, plant and equipment	34,944	34,562	34,652
Operating lease right-of-use assets	7,156	10,120	11,116
Deferred tax assets, net	7,031	7,800	160
Other assets, net	9,073	8,576	8,245
Total assets	$157,039	$150,126	$143,720

Virco Mfg. Corporation
Unaudited Condensed Consolidated Balance Sheets

	10/31/2023	1/31/2023	10/31/2022
	(In thousands, except share and par value data)

Liabilities
Current liabilities
Accounts payable	$14,351	$19,448	$18,926
Accrued compensation and employee benefits	11,102	9,554	9,084
Income tax payable	3,130	—	—
Current portion of long-term debt	245	7,360	2,457
Current portion operating lease liability	5,465	5,082	4,985
Other accrued liabilities	7,339	7,081	7,767
Total current liabilities	41,632	48,525	43,219
Non-current liabilities
Accrued self-insurance retention	748	1,050	1,454
Accrued pension expenses	9,334	10,676	11,776
Long-term debt, less current portion	7,946	14,384	14,444
Operating lease liability, less current portion	2,933	6,796	8,028
Other long-term liabilities	657	634	771
Total non-current liabilities	21,618	33,540	36,473
Commitments and contingencies (Notes 6, 7 and 13)
Stockholders’ equity
Preferred stock:
Authorized 3,000,000 shares, $0.01 par value; none issued or outstanding	—	—	—
Common stock:
Authorized 25,000,000 shares, $0.01 par value; issued and outstanding 16,347,314 shares at 10/31/2023 and 16,210,985 at 1/31/2023 and 10/31/2022	164	162	162
Additional paid-in capital	121,201	120,890	120,787
Accumulated deficit	(26,379)	(50,631)	(54,707)
Accumulated other comprehensive loss	(1,197)	(2,360)	(2,214)
Total stockholders’ equity	93,789	68,061	64,028
Total liabilities and stockholders’ equity	$157,039	$150,126	$143,720

Virco Mfg. Corporation
Unaudited Condensed Consolidated Statements of Income

	Three months ended
	10/31/2023	10/31/2022
	(In thousands, except per share data)
Net sales	$84,252	$77,395
Costs of goods sold	46,041	46,618
Gross profit	38,211	30,777
Selling, general and administrative expenses	23,505	21,977
Operating income	14,706	8,800
Unrealized loss (gain) on investment in trust account	176	(220)
Pension expense	301	259
Interest expense	765	567
Income before income taxes	13,464	8,194
Income tax expense	3,304	319
Net income	$10,160	$7,875

Net income per common share:
Basic	$0.62	$0.49
Diluted	$0.62	$0.48
Weighted average shares of common stock outstanding:
Basic	16,347	16,211
Diluted	16,428	16,249

Virco Mfg. Corporation

Unaudited Condensed Consolidated Statements of Income

	Nine months ended
	10/31/2023	10/31/2022
	(In thousands, except per share data)
Net sales	$226,516	$192,276
Costs of goods sold	126,525	119,947
Gross profit	99,991	72,329
Selling, general and administrative expenses	65,343	57,099
Operating income	34,648	15,230
Unrealized (gain) loss on investment in trust account	(448)	85
Pension expense	623	650
Interest expense	2,560	1,692
Income before income taxes	31,913	12,803
Income tax expense	7,661	332
Net income	$24,252	$12,471

Net income per common share:
Basic	$1.49	$0.77
Diluted	$1.48	$0.77
Weighted average shares of common stock outstanding:
Basic	16,277	16,118
Diluted	16,334	16,136